      As filed with the Securities and Exchange Commission on May 4, 1999

                                                      Registration No. 333-76753
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                 POST EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                        Mohegan Tribal Gaming Authority
             (Exact name of registrant as specified in its charter)

     Not Applicable                7993                   06--1436334
     (State or other        (Primary Standard          (I.R.S. Employer
     jurisdiction of            Industrial          Identification Number)
    incorporation or        Classification Code
      organization)               Number)

                        Mohegan Tribal Gaming Authority
                            1 Mohegan Sun Boulevard
                              Uncasville, CT 06382
                                 (860) 204-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                Roland J. Harris
                    Chairman and Member of Management Board
                        Mohegan Tribal Gaming Authority
                            1 Mohegan Sun Boulevard
                              Uncasville, CT 06382
                                 (860) 204-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:
                          David B.H. Martin, Jr., Esq.
                             Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                             Washington, D.C. 20004
                                 (202) 637-5600

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                --------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                       Proposed
                                         Proposed      Maximum
 Title of Each Class of     Amount       Maximum      Aggregate    Amount of
    Securities to be        to be     Offering Price   Offering   Registration
       Registered         Registered   Per Share(1)    Price(1)       Fee
------------------------------------------------------------------------------
8 1/8% Senior Notes Due
 January 1, 2006.......  $200,000,000      100%      $200,000,000   $55,600(2)
------------------------------------------------------------------------------
8 3/4% Senior
 Subordinated Notes Due
 January 1, 2009.......  $300,000,000      100%      $300,000,000   $83,400(2)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2) Previously paid.

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   All current and former officers, employees and members of the Authority are entitled to be indemnified by the Authority pursuant to Section 7 of Mohegan Tribal Ordinance No. 95-7/15-1, the ordinance that established the Authority, "against reasonable expenses actually and necessarily incurred by that person in connection with the defense of any action, suit or proceeding in which that person is made a party by reason of being, or having been, such officer, employee or member of the Authority." Indemnification is not available in the event of an adjudication of liability for negligence or misconduct in the performance of duty or for actions beyond the scope of employment. The Authority also may reimburse such persons for the reasonable costs of settlements of actions, suits or proceedings (so long as such settlements do not involve findings of neglect, misconduct or ultra vires acts) deemed by the Management Board to be in the best interests of the Authority.

Item 21. Exhibits and Financial Statement Schedules

 (a) Exhibits

 Exhibit
 Number  Exhibit Description
 ------- -------------------
 +1.1    Purchase Agreement, dated as of February 24, 1999 between Salomon
         Brothers Inc., as Representative of the Initial Purchasers, and the
         Mohegan Tribal Gaming Authority.

 *3.1 Constitution of the Mohegan Tribe of Indians of Connecticut ratified by Tribal vote on April 12, 1996 (filed as Exhibit 3.1 to Registration
         Statement on Form S-1, File No. 33-80655 (the "1996 Form S-1") and incorporated herein by reference).

 *3.2 Ordinance No. 95-7/15-1 of the Tribe for Gaming on Tribal Lands, enacted on July 20, 1995 (filed as Exhibit 3.2 to the 1996 Form S-1 and incorporated herein by reference).

 *4.1    Note Purchase Agreement dated September 29, 1995 between the Mohegan
         Tribal Gaming Authority and Sun International Hotels Limited (filed as
         Exhibit 10.10 to 1996 Form S-1 and incorporated herein by reference).

 *4.2    Form of Junior Subordinated Note due 2003 of the Mohegan Tribal Gaming
         Authority (contained in the Note Purchase Agreement filed as Exhibit
         4.1).

 +4.3    Indenture dated March 3, 1999 among the Mohegan Tribal Gaming
         Authority, the Mohegan Tribe of Indians of Connecticut and First Union
         National Bank, as Trustee, relating to the 8 1/8% Senior Notes Due
         2006 of the Mohegan Tribal Gaming Authority.

 +4.4    Form of Global 8 1/8% Senior Note Due 2006 of the Mohegan Tribal
         Gaming Authority (contained in the Indenture filed as Exhibit 4.2).

 +4.5    Registration Agreement dated March 3, 1999 among The Mohegan Tribal
         Gaming Authority, Salomon Smith Barney Inc., NationsBanc Montgomery
         Securities, LLC, SG Cowen Securities Corporation, Bear, Stearns & Co.
         Inc., BankBoston Robertson Stephens Inc. and Fleet Securities, Inc.

 +4.6    Indenture dated as of March 3, 1999 among the Mohegan Tribal Gaming
         Authority, Mohegan Tribe of Indians of Connecticut and State Street
         Bank and Trust Company, as Trustee, relating to the 8 3/4% Senior
         Subordinated Notes Due 2009 of the Mohegan Tribal Gaming Authority.

 +4.7    Form of Global 8 3/4% Senior Subordinated Notes Due 2009 of the
         Mohegan Tribal Gaming Authority (contained in the Indenture filed as
         Exhibit 4.5).

 +4.8    Registration Agreement dated March 3, 1999 among the Mohegan Tribal
         Gaming Authority, Salomon Smith Barney Inc., NationsBanc Montgomery
         Securities LLC, SG Cowen Securities Corporation, Bear, Stearns & Co.
         Inc., BankBoston Robertson Stephens Inc. and Fleet Securities, Inc.

 Exhibit
 Number  Exhibit Description
 ------- -------------------
  +5.1   Opinion of Hogan & Hartson L.L.P.

 *10.1   The Mohegan Tribe--State of Connecticut Gaming Compact between the
         Mohegan Tribe of Indians of Connecticut and the State of Connecticut
         (filed as Exhibit 10.1 to the 1996 Form S-1 and incorporated herein by reference).

 *10.2   Agreement dated April 25, 1994 between the Mohegan Tribe of Indians of
         Connecticut and the State of Connecticut resolving certain land claims
         (filed as Exhibit 10.2 to the 1996 Form S-1 and incorporated herein by reference).

 *10.3   Memorandum of Understanding dated April 25, 1994 between the Mohegan
         Tribe of Indians of Connecticut and the State of Connecticut regarding implementation of the Compact and the Resolution Agreement (filed as Exhibit 10.3 to the 1996 Form S-1 and incorporated herein by reference).

 *10.4   Agreement dated June 16, 1994 between the Mohegan Tribe of Indians of
         Connecticut and the Town of Montville, Connecticut (filed as Exhibit
         10.4 to the 1996 Form S-1 and incorporated herein by reference).

 *10.5   Land Lease dated September 29, 1995 between the Mohegan Tribe of
         Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.5 to the 1996 Form S-1 and incorporated herein by reference).

 +10.6   Amendment to the Land Lease dated February 19, 1999 between the
         Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming
         Authority.

 *10.7   Amended and Restated Gaming Facility Management Agreement dated August
         30, 1995 between the Mohegan Tribe of Indians of Connecticut, the
         Mohegan Tribal Gaming Authority and Trading Cove Associates (filed as
         Exhibit 10.8 to the 1996 Form S-1 and incorporated herein by reference).

 *10.8   Development Services Agreement dated February 7, 1998 by and among the
         Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of
         Connecticut and Trading Cove Associates (filed as Exhibit 10.15 to
         Form 10-K, File No. 33-80655 (the "1998 Form 10-K") and incorporated herein by reference).

 *10.9   Relinquishment Agreement dated February 7, 1998 by and among the
         Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of
         Connecticut and Trading Cove Associates (filed as Exhibit 10.14 to the
         1998 Form 10-K and incorporated herein by reference).

 +10.10  The Loan Agreement dated as of March 3, 1999 by and among the Mohegan
         Tribal Gaming Authority, the Tribe, Bank of America National Trust and
         Savings Associations as administrative agent, and NationsBanc
         Montgomery Securities as lead arranger.

 +10.11 Defeasance Escrow Deposit Agreement dated as of March 3, 1999 by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of
         Indians of Connecticut and First Union National Bank.

 +10.12 Construction Reserve Disbursement Agreement dated March 3, 1999 among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of
         Connecticut and Fleet National Bank.

 *10.13  The Merrill Lynch Non-Qualified Deferred Compensation Plan Trust
         Agreement dated September 1, 1998 between the Mohegan Tribal Gaming
         Authority and Merrill Lynch Trust (filed as Exhibit 10.16 to the 1998
         Form 10-K).

  10.14  Employment Agreement dated April 22, 1999 by and between the Mohegan
         Tribal Gaming Authority and William J. Velardo.

  10.15  Employment Agreement dated April 22, 1999 by and between the Mohegan
         Tribal Gaming Authority and Mitchell Grossinger Etess.

  10.16  Employment Agreement dated April 22, 1999 by and between the Mohegan
         Tribal Gaming Authority and Jeffrey E. Hartmann.


Exhibit
Number   Exhibit Description
-------  -------------------
+23.1    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

+23.2    Consent of Arthur Andersen LLP.

 24.1    Power of attorney (included on signature page).

+25.1    Statement on Form T-1 of Eligibility of Senior Trustee.

+25.2    Statement of Form T-1 of Eligibility of Senior Subordinated Trustee.

+99.1    Form of Senior Note Letter of Transmittal.

+99.2    Form of Notice of Senior Note Guaranteed Delivery.

+99.3    Form of Senior Note Letter to Brokers, Dealers, Commercial Banks,
         Trust Companies and other Nominees.

+99.4    Form of Senior Note Letter to Clients.

+99.5    Form of Senior Subordinated Note Letter of Transmittal.

+99.6    Form of Notice of Senior Subordinated Note Guaranteed Delivery.

+99.7    Form of Senior Subordinated Note Letter to Brokers, Dealers,
         Commercial Banks, Trust Companies and other Nominees.

+99.8    Form of Senior Subordinated Note Letter to Clients.

--------
*  Previously filed.
+ Previously filed as the corresponding exhibit to Registration Statement on Form S-4 dated April 21, 1999, File No. 333-76753, and incorporated herein by reference.

 (b) Financial Statement Schedules.

   The following financial statement schedule was filed with the Authority's Annual Report on Form 10-K (File No. 033-80655), filed with the Commission on December 22, 1998, and is incorporated herein by reference:

     Schedule II--Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the Financial Statements of the Authority or notes thereto.

Item 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

   The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of Securities Act, the Authority has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, Connecticut, on this 4th day of May, 1999.

                                          Mohegan Tribal Gaming Authority

                                                    /s/ Roland J. Harris
                                          By: _________________________________
                                                      Roland J. Harris
                                              Chairman and Member, Management
                                                           Board


   Pursuant to the requirements of the Securities Act, this amended Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 4th day of May, 1999.

              Signature                          Title
              ---------                          -----

       /s/ Roland J. Harris            Chairman and Member,
______________________________________  Management Board
           Roland J. Harris

                  *                    Vice-Chair and Member,
______________________________________  Management Board
           Jayne G. Fawcett

                  *                    Executive Vice President
______________________________________  and General Manager,
          William J. Velardo            Mohegan Sun (Principal
                                        Executive Officer)

                  *                    Senior Vice President and
______________________________________  Chief Financial Officer,
         Jeffrey E. Hartmann            Mohegan Sun (Principal
                                        Financial and Accounting
                                        Officer)

              Signature                          Title
              ---------                          -----

                  *                    Treasurer and Member,
______________________________________  Management Board
          Carlisle M. Fowler

                  *                    Corresponding Secretary
______________________________________  and Member, Management
          Loretta F. Roberge            Board

                  *                    Recording Secretary and
______________________________________  Member, Management Board
           Shirley M. Walsh

                  *                    Member, Management Board
______________________________________
            Mark F. Brown

                  *                    Member, Management Board
______________________________________
         Courtland C. Fowler

                  *                    Member, Management Board
______________________________________
        Maynard L. Strickland

                  *                    Member, Management Board
______________________________________
           Glen R. LaVigne


             /s/ Roland J. Harris
* By: ____________________________________
               Roland J. Harris
               Attorney-In-Fact

                               INDEX TO EXHIBITS

                                    Exhibit

 Exhibit
 Number  Exhibit Description
 ------- -------------------
  +1.1   Purchase Agreement, dated as of February 24, 1999 between Salomon
         Brothers Inc., as Representative of the Initial Purchasers, and the
         Mohegan Tribal Gaming Authority.

  *3.1 Constitution of the Mohegan Tribe of Indians of Connecticut ratified by Tribal vote on April 12, 1996 (filed as Exhibit 3.1 to Registration
         Statement on Form S-1, File No. 33-80655 (the "1996 Form S-1") and incorporated herein by reference).

  *3.2 Ordinance No. 95-7/15-1 of the Tribe for Gaming on Tribal Lands, enacted on July 20, 1995 (filed as Exhibit 3.2 to the 1996 Form S-1 and incorporated herein by reference).

  *4.1   Note Purchase Agreement dated September 29, 1995 between the Mohegan
         Tribal Gaming Authority and Sun International Hotels Limited (filed as
         Exhibit 10.10 to 1996 Form S-1 and incorporated herein by reference).

  *4.2   Form of Junior Subordinated Note due 2003 of the Mohegan Tribal Gaming
         Authority (contained in the Note Purchase Agreement filed as Exhibit
         4.1).

  +4.3   Indenture dated March 3, 1999 among the Mohegan Tribal Gaming
         Authority, the Mohegan Tribe of Indians of Connecticut and First Union
         National Bank, as Trustee, relating to the 8 1/8% Senior Notes Due
         2006 of the Mohegan Tribal Gaming Authority.

  +4.4   Form of Global 8 1/8% Senior Note Due 2006 of the Mohegan Tribal
         Gaming Authority (contained in the Indenture filed as Exhibit 4.2).

  +4.5   Registration Agreement dated March 3, 1999 among The Mohegan Tribal
         Gaming Authority, Salomon Smith Barney Inc., NationsBanc Montgomery
         Securities, LLC, SG Cowen Securities Corporation, Bear, Stearns & Co.
         Inc., BankBoston Robertson Stephens Inc. and Fleet Securities, Inc.

  +4.6   Indenture dated as of March 3, 1999 among the Mohegan Tribal Gaming
         Authority, Mohegan Tribe of Indians of Connecticut and State Street
         Bank and Trust Company, as Trustee, relating to the 8 3/4%
         Senior Subordinated Notes Due 2009 of the Mohegan Tribal Gaming
         Authority.

  +4.7   Form of Global 8 3/4% Senior Subordinated Notes Due 2009 of the
         Mohegan Tribal Gaming Authority (contained in the Indenture filed as
         Exhibit 4.5).

  +4.8   Registration Agreement dated March 3, 1999 among the Mohegan Tribal
         Gaming Authority, Salomon Smith Barney Inc., NationsBanc Montgomery
         Securities LLC, SG Cowen Securities Corporation, Bear, Stearns & Co.
         Inc., BankBoston Robertson Stephens Inc. and Fleet Securities, Inc.

  +5.1   Opinion of Hogan & Hartson L.L.P.

 *10.1   The Mohegan Tribe--State of Connecticut Gaming Compact between the
         Mohegan Tribe of Indians of Connecticut and the State of Connecticut
         (filed as Exhibit 10.1 to the 1996 Form S-1 and incorporated herein by reference).

 *10.2   Agreement dated April 25, 1994 between the Mohegan Tribe of Indians of
         Connecticut and the State of Connecticut resolving certain land claims
         (filed as Exhibit 10.2 to the 1996 Form S-1 and incorporated herein by reference).

 *10.3   Memorandum of Understanding dated April 25, 1994 between the Mohegan
         Tribe of Indians of Connecticut and the State of Connecticut regarding implementation of the Compact and the Resolution Agreement (filed as Exhibit 10.3 to the 1996 Form S-1 and incorporated herein by reference).

 Exhibit
 Number  Exhibit Description
 ------- -------------------
 *10.4   Agreement dated June 16, 1994 between the Mohegan Tribe of Indians of
         Connecticut and the Town of Montville, Connecticut (filed as Exhibit
         10.4 to the 1996 Form S-1 and incorporated herein by reference).

 *10.5   Land Lease dated September 29, 1995 between the Mohegan Tribe of
         Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.5 to the 1996 Form S-1 and incorporated herein by reference).

 +10.6   Amendment to the Land Lease dated February 19, 1999 between the
         Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming
         Authority.

 *10.7   Amended and Restated Gaming Facility Management Agreement dated August
         30, 1995 between the Mohegan Tribe of Indians of Connecticut, the
         Mohegan Tribal Gaming Authority and Trading Cove Associates (filed as
         Exhibit 10.8 to the 1996 Form S-1 and incorporated herein by reference).

 *10.8   Development Services Agreement dated February 7, 1998 by and among the
         Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of
         Connecticut and Trading Cove Associates (filed as Exhibit 10.15 to
         Form 10-K, File No. 33-80655 (the "1998 Form 10-K") and incorporated herein by reference).

 *10.9   Relinquishment Agreement dated February 7, 1998 by and among the
         Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of
         Connecticut and Trading Cove Associates (filed as Exhibit 10.14 to the
         1998 Form 10-K and incorporated herein by reference).

 +10.10  The Loan Agreement dated as of March 3, 1999 by and among the Mohegan
         Tribal Gaming Authority, the Tribe, Bank of America National Trust and
         Savings Associations as administrative agent, and NationsBanc
         Montgomery Securities as lead arranger.

 +10.11 Defeasance Escrow Deposit Agreement dated as of March 3, 1999 by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of
         Indians of Connecticut and First Union National Bank.

 +10.12 Construction Reserve Disbursement Agreement dated March 3, 1999 among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of
         Connecticut and Fleet National Bank.

 *10.13  The Merrill Lynch Non-Qualified Deferred Compensation Plan Trust
         Agreement dated September 1, 1998 between the Mohegan Tribal Gaming
         Authority and Merrill Lynch Trust (filed as Exhibit 10.16 to the 1998
         Form 10-K).

  10.14  Employment Agreement dated April 22, 1999 by and between the Mohegan
         Tribal Gaming Authority and William J. Velardo.

  10.15  Employment Agreement dated April 22, 1999 by and between the Mohegan
         Tribal Gaming Authority and Mitchell Grossinger Etess.

  10.16  Employment Agreement dated April 22, 1999 by and between the Mohegan
         Tribal Gaming Authority and Jeffrey E. Hartmann.


 +23.1   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

 +23.2   Consent of Arthur Andersen LLP.

 +24.1   Power of attorney (included on signature page).

 +25.1   Statement on Form T-1 of Eligibility of Senior Trustee.

 +25.2   Statement on Form T-1 of Eligibility of Senior Subordinated Trustee.

 +99.1   Form of Senior Note Letter of Transmittal.

 +99.2   Form of Notice of Senior Note Guaranteed Delivery.

 Exhibit
 Number  Exhibit Description
 ------- -------------------
 +99.3   Form of Senior Note Letter to Brokers, Dealers, Commercial Banks,
         Trust Companies and other Nominees.

 +99.4   Form of Senior Note Letter to Clients.

 +99.5   Form of Senior Subordinated Note Letter of Transmittal.

 +99.6   Form of Notice of Senior Subordinated Note Guaranteed Delivery.

 +99.7   Form of Senior Subordinated Note Letter to Brokers, Dealers,
         Commercial Banks, Trust Companies and other Nominees.

 +99.8   Form of Senior Subordinated Note Letter to Clients.

--------
*  Previously filed.
+ Previously filed as the corresponding exhibit to Registration Statement on Form S-4 dated April 21, 1999, File No. 333-76753, and incorporated herein by reference.